Exhibit 99.1

Global Aircraft Solutions Announces Judgment Ordering the Return of 1,500,000 GACF Shares to the Company

Tucson, Ariz. – September 3, 2008—Global Aircraft Solutions, Inc. (OTCBB: GACF) today announced The United States District Court, District of Arizona, has entered a Judgment for Global and Hamilton Aerospace. Defendants Corwin Foster and Seajay Holdings are ordered to return Global’s Stock Certificate No. 1178, in the amount of 1,500,000 shares to Interwest Transfer by September 5, 2008. The Court entered Judgment for Global and Hamilton Aerospace on causes of action for “Conversion” and “Unjust Enrichment”. The Court also awarded Plaintiffs its costs of $ 3,945.85.

Gordon Hamilton, CEO of Global Aircraft Solutions commented, “We are very pleased that we have finally been vindicated in our long struggle to win back 1,500,000 shares of our stock unjustly taken when the Company first acquired our wholly owned subsidiary, Hamilton Aerospace Technologies. We have also restructured our employment contracts with our key personnel in a way that ends the practice of issuing award shares to employees, and instead encourages those same employees to acquire GACF shares on the open market. These events are reflective of Management’s ongoing commitment to building share value.”

About Global Aircraft Solutions

Global Aircraft Solutions provides parts support and maintenance, repair and overhaul (MRO) services for large passenger jet aircraft to scheduled and charter airlines and aviation leasing companies. Hamilton Aerospace and World Jet, both divisions of Global Aircraft Solutions, operate from adjacent facilities comprising about 25 acres located at Tucson International Airport. These facilities include hangars, workshops, warehouses, offices and other buildings. Notable customers include G.A. Telesis, AfriJet, Zero G, Swift Air, Pamir Airways, Wind Rose Aviation, Jetran International, the Mexican Presidential Fleet, SEDENA, Canadian North Airlines, Iraqi Airways, Ryan International Airlines, and Alant Soyuz.

Global's website is located at www.globalaircraftsolutions.com.

Except for the historical information presented, this press release contains "forward-looking statements" made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 or regulations thereunder including, but not limited to expected and estimated revenue and earnings. Forward-looking statements are made based upon management's expectations and belief concerning future developments and their potential effect upon the Company. There can be no assurance that future developments will be in accordance with management's expectations or that the effect of future developments on the Company will be those anticipated by management.

In addition, other risks are detailed in Global's Form 10-KSB for the year ended December 31, 2007 and Global's Form 10-Qs for the quarters ended March 31, 2008 and June 30, 2008. These statements speak only as of above dates, and Global disclaims any intent or obligation to update them.

Contact: Contact: Global Aircraft Solutions, Inc. Gordon Hamilton (520) 547-8631 dhamilton@hamerotech.com Or Alliance Advisors, LLC Alan Sheinwald 914-669-0222 asheinwald@allianceadvisors.net